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                                                                     EXHIBIT 5.1



                               February 21, 1997


IA Corporation I
1900 Powell Street, Suite 600
Emeryville, California 94608-1840

     RE:  REGISTRATION STATEMENT OF FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 14, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,208,769 shares of your Common Stock (the "Shares") reserved for issuance under the 1992 Stock Plan, the 1996 Stock Plan and the 1996 Employee Stock Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation